UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2022

ONCORUS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39575	47-3779757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hampshire Street Suite 401
Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 320-6400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONCR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2022, John McCabe notified Oncorus, Inc. (the "Company") of his intention to resign as Chief Financial Officer and Treasurer of the Company, effective April 1, 2022, to pursue an opportunity with a private company. Mr. McCabe's resignation does not result from any disagreement with the Company on any matter relating to the Company's operations, policies and practices. Theodore (Ted) Ashburn, the Company's Chief Executive Officer, commented, "John has played a key role in Oncorus' growth, including through our Series B financing and the closing of our IPO, but we understand his interest in pursuing this new opportunity. On behalf of the entire company, we thank and wish him the very best."

In connection with Mr. McCabe's resignation, the Company and Mr. McCabe intend to enter into a Consulting Agreement (the "McCabe Agreement") pursuant to which, among other things, following April 1, 2022, Mr. McCabe will provide advisory services to the Company for a period of up to six months (the "Advisory Period"). As consideration for Mr. McCabe's advisory services, Mr. McCabe will be paid an hourly rate and his outstanding equity awards will continue to vest during the Advisory Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCORUS, INC.

Date:	March 18, 2022	By:	/s/ Ted Ashburn
Theodore (Ted) Ashburn, M.D., Ph.D. President and Chief Executive Officer